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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

[Manitowoc Logo]

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: June 24, 2002
(Date of earliest event reported)

The Manitowoc Company, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-11978	39-0448110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

500 S. 16th Street, Manitowoc, Wisconsin 54221-0066
(Address of principal executive offices including zip code)

(920) 684-4410
(Registrant's telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure

        This report on Form 8-K is being filed to provide information relating to our adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." This information is in addition to, and should be read in conjunction with, other information that has been included in prior public filings, including but not limited to, our Report on Form 10-K for the year ended December 31, 2001 and our Report on Form 10-Q for the quarter ended March 31, 2002.

        As previously disclosed, we adopted SFAS No. 142 effective January 1, 2002. This statement changed the accounting for goodwill and indefinite-lived intangible assets from an amortization approach to an impairment-only approach. The SFAS No. 142 impairment model is a two-step process. First, it requires comparison of the book value of net assets to the fair value of the related reporting units that have goodwill assigned to them. If the fair value is determined to be less than book value, a second step is performed to compute the amount of impairment. In the second step, the implied fair value of goodwill is estimated as the fair value of the reporting unit used in the first step less the fair values of all other tangible and intangible assets of the reporting unit. If the carrying amount of goodwill exceeds its implied fair market value, an impairment loss is recognized in an amount equal to that excess, not to exceed the carrying amount of the goodwill.

        Upon our adoption of SFAS No. 142, goodwill and indefinite-lived intangible assets ceased being amortized, and were tested for impairment. Using the SFAS No. 142 approach described above, we estimated the fair values of our reporting units, with the assistance of independent valuation experts, using the present value of future cash flows approach, subject to a comparison for reasonableness to our market capitalization at the date of evaluation. As a result, we will record a transitional goodwill impairment charge as of January 1, 2002 of $51.0 million ($36.8 million net of tax) and present it as a cumulative effect of accounting change. This charge relates to our reporting units as follows: Beverage Group (Foodservice Equipment Segment) $33.1 million and Boom Trucks (Cranes and Related Products Segment) $17.9 million, and is due to current economic conditions in these industries. This transitional impairment charge results from the application of the new impairment methodology introduced by SFAS No. 142. Previous accounting rules incorporated comparison of book value to undiscounted cash flows, whereas the new rules require a comparison of book value to discounted cash flows, which are lower. Under previous requirements, no goodwill impairment would have been recorded on January 1, 2002.

        The results for periods prior to January 1, 2002 have not been restated. The following table reconciles our reported net earnings before extraordinary loss, net earnings and earnings per share to that which would have resulted each year in the three year period ended December 31, 2001 if SFAS No. 142 had been adopted at the beginning of the periods presented. This reconciliation also assumes that there had been no determination in any of those periods that an impairment of goodwill or other intangible assets had occurred.

	For the year ended December 31,
(In thousands, except per share amounts)
	2001	2000	1999
Reported earnings before extraordinary loss	$48,872	$60,268	$66,784
Add: Goodwill amortization (net of income taxes)	6,732	5,154	4,657

Adjusted reported earnings before extraordinary loss	$55,604	$65,422	$71,441

Reported net earnings	$45,548	$60,268	$66,784
Add: Goodwill amortization (net of income taxes)	6,732	5,154	4,657

Adjusted net earnings	$52,280	$65,422	$71,441

Reported basic earnings per share before extraordinary loss	$2.01	$2.42	$2.57
Add: Goodwill amortization (net of income taxes)	0.28	0.21	0.18

Adjusted reported basic earnings per share before extraordinary loss	$2.29	$2.63	$2.75

Reported diluted earnings per share before extraordinary loss	$1.99	$2.40	$2.55
Add: Goodwill amortization (net of income taxes)	0.27	0.20	0.18

Adjusted reported diluted earnings per share before extraordinary loss	$2.26	$2.60	$2.73

Reported basic earnings per share	$1.87	$2.42	$2.57
Add: Goodwill amortization (net of income taxes)	0.28	0.21	0.18

Adjusted reported basic earnings per share	$2.15	$2.63	$2.75

Reported diluted earnings per share	$1.86	$2.40	$2.55
Add: Goodwill amortization (net of income taxes)	0.27	0.20	0.18

Adjusted reported diluted earnings per share	$2.13	$2.60	$2.73

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE MANITOWOC COMPANY, INC. (Registrant)
DATE: June 24, 2002	/s/ CARL J. LAURINO Carl J. Laurino Treasurer and Interim Chief Financial Officer

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  Item 5. Other Events and Regulation FD Disclosure
SIGNATURES